Exhibit 10.45
The Stock Exchange of Hong Kong Limited and the New York Stock Exchange take no responsibility for the contents of this Announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement.
None of the US Securities and Exchange Commission (the “SEC”), any US state securities commission or any other regulatory authority takes responsibility for the contents of this Announcement, or makes any representation as to its accuracy or completeness. The SEC, the US state securities commissions and all other regulatory authorities expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement. Any representation to the contrary is unlawful in the United States.
This Announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Unicom or Netcom, nor is it any solicitation of any vote or approval in any jurisdiction. This Announcement also does not constitute any solicitation or recommendation under the rules and regulations of the SEC.
This Announcement is not an offer for sale or a sale of Unicom Shares or Unicom ADSs in the United States. The new Unicom Shares and the new Unicom ADSs have not been registered under the US Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the US Securities Act.
JOINT ANNOUNCEMENT
(1) PROPOSED MERGER OF UNICOM AND NETCOM BY WAY OF A SCHEME
OF ARRANGEMENT OF NETCOM UNDER SECTION 166 OF THE HONG KONG
COMPANIES ORDINANCE
(2) POSSIBLE VERY SUBSTANTIAL ACQUISITION FOR UNICOM
(3) MANDATE TO ISSUE NEW UNICOM SHARES
(4) ADOPTION OF SPECIAL PURPOSE UNICOM SHARE OPTION SCHEME AND
(5) RESUMPTION OF TRADING

Lead Financial Adviser to Unicom	Exclusive Financial Adviser to Netcom

Financial Adviser to Unicom	Independent Financial Adviser to the Netcom IBC

1.	INTRODUCTION

The boards of directors of Unicom and Netcom refer to (1) the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector dated 24 May 2008 jointly issued by the Ministry of Industry and Information, the National Development and Reform Commission and the Ministry of Finance of the PRC which states, among other things, that the PRC government will deepen the reform of the structure of the telecommunications sector, and encourage the formation of three market competitors where each has nationwide network resources, relatively comparable strength and scale, as well as full service operation capabilities, that the allocation of telecommunications resources will be further optimized and the competition structure will be improved, and that three 3G licences will be granted once the contemplated restructuring is completed, and (2) the announcements issued by Unicom and Netcom on 25 May 2008.

The boards of directors of Unicom and Netcom jointly announce that on 2 June 2008, Unicom formally presented the Proposals (as described in the paragraphs headed “1. The Proposals”, “2. Conditions of the Proposals and the Scheme” and “3. Further Terms of the Proposals” in the text of this Announcement) to the board of directors of Netcom and requested the board to put forward the Proposals to the Netcom Shareholders to consider the merger of Unicom and Netcom by way of a scheme of arrangement by Netcom under Section 166 of the Hong Kong Companies Ordinance.

2.	TERMS OF THE PROPOSALS

Pursuant to the Share Proposal, the Scheme Shares (including the Scheme Shares unconditionally issued or to be issued pursuant to the valid exercise of the outstanding Netcom Options prior to the Scheme Record Time) will be cancelled and, in consideration thereof, each Scheme Shareholder will be entitled to receive:

For every Scheme Share cancelled . . . . . . . . . 1.508 new Unicom Shares

Pursuant to the ADS Proposal, the Scheme Shares underlying the Netcom ADSs will be cancelled and, in consideration thereof, each holder of Netcom ADSs will be entitled to receive:

For every Netcom ADS . . . . . . . . . . . . . . . . . . 3.016 new Unicom ADSs

Each Netcom ADS represents 20 Netcom Shares while each Unicom ADS represents 10 Unicom Shares. The consideration for the ADS Proposal is equivalent to the consideration for the Share Proposal and is calculated using the Share Exchange Ratio and taking into account the number of Netcom Shares which each Netcom ADS represents and the number of Unicom Shares which each Unicom ADS represents.

Pursuant to the Option Proposal, Unicom will offer holders of Netcom Options new Special Unicom Options in exchange for the outstanding Netcom Options held by them at the Scheme Record Time (whether vested or not). The number of new Special Unicom Options which will be granted to each holder of Netcom Options and the exercise price of such new Special Unicom Options will be determined in accordance with a formula which ensures that the value of the new Special Unicom Options received by a holder of Netcom Options is equivalent to the “see- through” price of that holder’s outstanding Netcom Options (that is, the value determined by deducting the exercise price of the relevant Netcom Option from the value of HK$27.87, being the closing price of each Netcom Share of HK$27.05 on the Hong Kong Stock Exchange on the Last Trading Date and a 3% premium, for each Scheme Share pursuant to the Share Proposal). The new Special Unicom Options will be granted by Unicom pursuant to the Special Purpose Unicom Share Option Scheme which is proposed to be adopted by Unicom at the Unicom EGM.

Implementation of the Proposals will be carried out in accordance with Hong Kong laws, the Takeovers Code, US federal securities laws and the requirements of the Hong Kong Stock Exchange and the New York Stock Exchange.

The directors of Unicom believe that the terms of the Proposals are fair and reasonable and in the interests of the Unicom Shareholders as a whole.

The board of directors of Netcom has established the Netcom IBC, comprising all of the independent non-executive directors of Netcom, being Mr. Timpson Chung Shui Ming, Mr. John Lawson Thornton, Dr. Qian Yingyi and Mr. Hou Ziqiang, to advise the Disinterested Netcom Shareholders and the holders of Netcom ADSs and Netcom Options as to (a) whether the Proposals are, or are not, fair and reasonable and (b) whether to vote in favour of the Scheme at the Court Meeting and the Netcom EGM. The Netcom IBC has appointed Rothschild as the independent financial adviser to the Netcom IBC in respect of the Proposals. The Netcom IBC is evaluating the Proposals and the views and recommendations of the Netcom IBC in respect of the Proposals will be set out in the Scheme Document to be despatched to the Netcom Shareholders and the holders of Netcom ADSs and Netcom Options.

Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors in Unicom and Netcom should be aware that the implementation of the Proposals (including the Scheme) is subject to the conditions set out in this Announcement being satisfied or waived, as applicable, and thus the Proposals (including the Scheme) may or may not become effective. Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors of Unicom and Netcom should therefore exercise caution when dealing in Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs or Netcom Options or other securities of Unicom or Netcom. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

3.	CONDITIONS OF THE PROPOSALS AND THE SCHEME

The Share Proposal is subject to, and the Scheme will become effective and binding on Netcom and all Scheme Shareholders subject to, the satisfaction or waiver (as applicable) of the following conditions:
(a)	the approval of the Unicom Shareholders in general meeting having been obtained for (i) the Proposals, (ii) the allotment and issue by Unicom of new Unicom Shares pursuant to the Share Proposal and the ADS Proposal and (iii) the adoption of the Special Purpose Unicom Share Option Scheme, in accordance with the Listing Rules and the NYSE Rules;

(b)	the approval of the Scheme (by way of poll) by a majority in number representing not less than three-fourths in value of the Disinterested Netcom Shareholders, present and voting either in person or by proxy at the Court Meeting, provided that:
(i)	the Scheme is approved (by way of poll) by at least 75% of the votes attaching to the Netcom Shares held by the Disinterested Netcom Shareholders that are cast either in person or by proxy at the Court Meeting; and

(ii)	the number of votes cast (by way of poll) against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all the Netcom Shares held by the Disinterested Netcom Shareholders;
(c)	the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Netcom Shareholders present and voting in person or by proxy at the Netcom EGM to (i) approve and give effect to the reduction of the issued share capital of Netcom by cancelling and extinguishing the Scheme Shares and (ii) approve the issue of the new Netcom Shares to Unicom;

(d)	the sanction of the Scheme (with or without modifications) and the confirmation of the reduction of the share capital of Netcom by the High Court, under Sections 166 and 60, respectively, of the Hong Kong Companies Ordinance (with Netcom having timely advised the High Court that the new Unicom Shares will be issued by Unicom in reliance on the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof and applicable exemptions under US state securities laws);

(e)	a copy of the order of the High Court sanctioning the Scheme and confirming the reduction of the share capital of Netcom, together with a minute approved by the High Court containing the particulars required by Section 61 of the Hong Kong Companies Ordinance, being delivered to and registered by the Registrar;

(f)	the Hong Kong Stock Exchange having granted its approval for the listing of, and permission to deal in, the new Unicom Shares to be issued pursuant to the Share Proposal and the ADS Proposal and the new Unicom Shares to be issued upon the exercise of the Special Unicom Options;

(g)	the New York Stock Exchange having granted its approval for the listing of the new Unicom ADSs representing the new Unicom Shares to be issued pursuant to the ADS Proposal;

(h)	all applicable filings, notices and waivers required in connection with the Proposals (including its implementation) from or with any governmental or regulatory body having been made and, if applicable, any waiting periods under any applicable antitrust or similar laws and regulations having expired or terminated;

(i)	all necessary authorisations, consents and approvals (including approval in-principle) of any governmental or regulatory body in relation to the Proposals (including their implementation) having been obtained and remaining in full force and effect pursuant to the provisions of any laws or regulations in Hong Kong, the PRC, the United States and any other relevant jurisdictions;

(j)	all necessary third party consents in relation to the Proposals required pursuant to any agreement to which any member of the Netcom Group is a party (where any failure to obtain a consent would have a material adverse effect on the business of the Netcom Group taken as a whole) having been obtained or waived by the relevant party(ies);

(k)	no relevant government, governmental, quasi-governmental, statutory or regulatory body, court or agency having granted any order or made any decision that would make the Proposals void, unenforceable or illegal, or restrict or prohibit the implementation of, or impose any additional material conditions or obligations with respect to, the Proposals (other than such orders or decisions as would not have a material adverse effect on the legal ability of Unicom to proceed with or consummate the Proposals);

(l)	confirmation from OFTA that the Proposals will not have, or be likely to have, the effect of substantially lessening competition in a telecommunications market in Hong Kong as referred to in Section 7P of the Telecommunications Ordinance, to the extent that such confirmation is considered necessary by Unicom and Netcom, acting reasonably;

(m)	subject to Note 2 to Rule 30.1 of the Takeovers Code, no event having occurred which would make the Proposals or the cancellation of the Scheme Shares or any of the Netcom Options void, unenforceable or illegal or which would prohibit the implementation of the Proposals or impose any additional material conditions or obligations with respect to the Proposals or any part thereof or on the cancellation of the Scheme Shares or any of the Netcom Options;

(n)	subject to Note 2 to Rule 30.1 of the Takeovers Code, since the date of this Announcement, there having been no material adverse change in the business, financial or trading position of the Unicom Group or the Netcom Group, each taken as a whole;

(o)	save in connection with the implementation of the Proposals, the listing of the Unicom Shares and the Netcom Shares on the Hong Kong Stock Exchange and the listing of the Unicom ADSs and the Netcom ADSs on the New York Stock Exchange not having been withdrawn, and no indication being received from the SFC and/or the Hong Kong Stock Exchange and/or the SEC and/or the New York Stock Exchange, to the effect that the listing of the Unicom Shares or the Netcom Shares on the Hong Kong Stock Exchange or the listing of the Unicom ADSs or the Netcom ADSs on the New York Stock Exchange is or is likely to be withdrawn; and

(p)	save for the payment of a final dividend of HK$0.592 for each Netcom Share as approved by the Netcom Shareholders at the annual general meeting of Netcom held on 22 May 2008, since the date of this Announcement and up to the Effective Date, Netcom not having declared, made or paid any dividend or distribution of any kind, and not agreeing or proposing to declare, make or pay any dividend or distribution of any kind.
Unicom reserves the right to waive all or any of the conditions (except for the conditions referred to in paragraphs (a) to (m) and paragraph (o) above) in whole or in part. Netcom does not have the right to waive any of the conditions. All of the above conditions will have to be satisfied or waived, as applicable, on or before 30 September 2008 (or such other date as Unicom and Netcom may agree and the High Court may allow), otherwise the Share Proposal and the Scheme will lapse.

Assuming that the above conditions are satisfied or waived, as applicable, it is expected that the Scheme will become effective on or before 31 October 2008.

Each of the ADS Proposal and the Option Proposal will be conditional upon the Scheme becoming effective.

4.	WITHDRAWAL OF LISTING OF THE NETCOM SHARES AND THE NETCOM ADSs

Upon the Scheme becoming effective, all the Scheme Shares (including the Scheme Shares underlying the Netcom ADSs) will be cancelled. The share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. An application will be made by Netcom to the Hong Kong Stock Exchange for the voluntary withdrawal of the listing of the Netcom Shares from the Hong Kong Stock Exchange pursuant to Rule 6.15 of the Listing Rules immediately following the Effective Date, which is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange.

Upon the Scheme becoming effective, Unicom intends to cause Netcom to apply for delisting of the Netcom ADSs from the New York Stock Exchange. Unicom may also seek to cause Netcom to terminate the Netcom ADS Deposit Agreement. If the Scheme becomes effective, Unicom intends to cause Netcom to file a Form 15 with the SEC to request that Netcom’s reporting obligations under the US Securities Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of Netcom Shares in the United States to fall below 300.

The listing of the Netcom Shares on the Hong Kong Stock Exchange and the Netcom ADSs on the New York Stock Exchange will not be withdrawn if the Proposals are not approved, lapse or do not become unconditional for any reason.

5.	UNDERTAKINGS

Netcom BVI has given an irrevocable undertaking to Unicom to vote in favour of all resolutions to approve the Scheme and any related matters necessary to implement the Scheme proposed at the Court Meeting and the Netcom EGM in respect of its legal and beneficial shareholding in Netcom of 4,647,449,014 Netcom Shares (representing approximately 69.37% of the issued share capital of Netcom as at the Last Trading Date). Under the irrevocable undertaking, Netcom Parent has undertaken to use its best endeavours to procure the performance by Netcom BVI of its obligations under the irrevocable undertaking.

Netcom BVI has also received an irrevocable instruction to vote in favour of all resolutions to approve the Scheme and any related matters necessary to implement the Scheme proposed at the Court Meeting and the Netcom EGM in respect of the 149,683,549 Netcom Shares (representing approximately 2.23% of the issued share capital of Netcom as at the Last Trading Date), which Netcom BVI holds as trustee on behalf of a state-owned entity.

In addition, Telefonica has given an irrevocable undertaking to Unicom to vote in favour of all resolutions to approve the Scheme and any related matters necessary to implement the Scheme proposed at the Court Meeting and the Netcom EGM in respect of its shareholding in Netcom of 333,971,305 Netcom Shares (representing approximately 4.99% of the issued share capital of Netcom as at the Last Trading Date).

Under the terms of the irrevocable undertakings given by Netcom BVI and Telefonica and the irrevocable instruction received by Netcom BVI, the undertakings and the instruction will lapse (a) if this Announcement has not been released by 30 June 2008, (b) if Unicom announces, with the consent of the Executive and before the Scheme Document is posted, that it does not intend to proceed with the Scheme, (c) if the Scheme lapses or is withdrawn in accordance with its terms or (d) in the event of a higher competing offer for Netcom made by a third party.

In addition to conditions (a) to (d) above, the undertaking given by Netcom BVI and the irrevocable instruction received by Netcom BVI will lapse if the Scheme is not approved at the Court Meeting or the Netcom EGM.

In addition to conditions (a) to (d) above, the undertaking given by Telefonica will lapse (e) if the Scheme is not approved at the Court Meeting or the Netcom EGM by 30 November 2008, (f) if since the date of the giving of the undertaking, there has been a material adverse change in the business, financial or trading position of Unicom or (g) in the event that the Netcom IFA appointed by the Netcom IBC does not render an opinion that the Proposals are fair and reasonable.

6.	POSSIBLE CONCERT PARTY AGREEMENT

Each of Unicom and Netcom has been informed by Unicom BVI and Netcom BVI, respectively, that they are not and have never been parties acting in concert with each other or with or in respect of either Unicom or Netcom. Each of Unicom and Netcom has further been informed that Unicom BVI and Netcom BVI intend to enter into the Concert Party Agreement upon or shortly after the last to occur of (i) the Proposals and the issue of new Unicom Shares being duly approved by the requisite majority of the Unicom Shareholders at the Unicom EGM, (ii) the Scheme being duly approved by the requisite majority of the Disinterested Netcom Shareholders at the Court Meeting and (iii) the special resolutions being duly passed with the requisite majority of the Netcom Shareholders at the Netcom EGM. Pursuant to the Concert Party Agreement, Unicom BVI and Netcom BVI will agree to cooperate actively to obtain or consolidate control of Unicom following the completion of the Scheme. Thus, Unicom BVI and Netcom BVI will become parties acting in concert in respect of Unicom following the completion of the Scheme. In addition, following the completion of the Scheme, Unicom BVI and Netcom BVI will also be presumed to be acting in concert with each other in respect of Unicom pursuant to class (1) of the definition of “acting in concert” in the Takeovers Code.

On 26 May 2008, the State-owned Assets Supervision and Administration Commission notified each of Unicom Parent and Netcom Parent, the respective ultimate parent companies of Unicom and Netcom, that, among other things, it may, depending on the outcome of any proposed merger of Unicom and Netcom, consider a merger of Unicom Parent and Netcom Parent. Each of Unicom Parent and Netcom Parent has confirmed to Unicom and Netcom, respectively, that it has not received any notice or other indication and that it is not otherwise aware of the timing or any term of or condition to such merger. On this basis, any merger of Unicom Parent and Netcom Parent will not result in any change of control of Unicom or Netcom and will not give rise to any implication under Rule 26 of the Takeovers Code.

7.	POSSIBLE VERY SUBSTANTIAL ACQUISITION, ALLOTMENT AND ISSUE OF NEW UNICOM SHARES AND ADOPTION OF SPECIAL PURPOSE UNICOM SHARE OPTION SCHEME

The implementation of the Proposals will result in Netcom becoming a wholly-owned subsidiary of Unicom and as the highest of the percentage ratios set out in Rule 14.07 of the Listing Rules in respect of the implementation of the Proposals is more than 100%, the Proposals will constitute a possible very substantial acquisition for Unicom under the Listing Rules. The Proposals are therefore conditional upon the approval of the Unicom Shareholders in general meeting.

The allotment and issue of new Unicom Shares to the Scheme Shareholders pursuant to the Share Proposal and to the Unicom Depositary pursuant to the ADS Proposal is subject to the approval of the Unicom Shareholders in general meeting pursuant to Rule 13.36(1)(a) of the Listing Rules.

The adoption of the Special Purpose Unicom Share Option Scheme by Unicom is subject to the approval of the Unicom Shareholders in general meeting pursuant to Rule 17.02(1)(a) of the Listing Rules.

None of the Unicom Shareholders have a material interest in the Very Substantial Acquisition, the allotment and issue of new Unicom Shares to the Scheme Shareholders and the adoption of the Special Purpose Unicom Share Option Scheme by Unicom. Accordingly, none of the Unicom Shareholders are required to abstain from voting at the Unicom EGM. However, notwithstanding the foregoing, an independent non-executive director of Netcom who holds 6,000 Unicom Shares has undertaken to Netcom that he will abstain from voting at the Unicom EGM.

The resolutions relating to the Very Substantial Acquisition, the allotment and issue of new Unicom Shares to the Scheme Shareholders and the adoption of the Special Purpose Unicom Share Option Scheme will be approved by way of a poll at the Unicom EGM.

8.	DISPOSAL OF THE CDMA BUSINESS BY UNICOM

On 2 June 2008, Unicom entered into a framework agreement with CUCL, a wholly-owned subsidiary of Unicom, and China Telecom which sets out the terms and conditions on which CUCL will dispose of its CDMA business together with relevant assets and liabilities to China Telecom. Such disposal will constitute a major transaction for Unicom and is subject to the approval of the Unicom Shareholders. Details of the disposal and the relevant transactions which are proposed to be entered into in connection with the disposal are set out in a separate announcement issued by Unicom dated 2 June 2008. Unicom expects that the disposal of the CDMA business by Unicom will be completed before the Effective Date. The disposal of the CDMA business by Unicom is a separate and independent transaction from the Proposals.

9.	RESUMPTION OF TRADING

At the request of Unicom, trading in the Unicom Shares on the Hong Kong Stock Exchange was suspended from 12:26 p.m. on 23 May 2008 (Hong Kong time) and trading in the Unicom ADSs on the New York Stock Exchange was suspended from 9:30 a.m. on 23 May 2008 (New York time). An application has been made by Unicom to the Hong Kong Stock Exchange for the resumption of trading in the Unicom Shares from 9:30 a.m. on 3 June 2008 (Hong Kong time). It is expected that trading in the Unicom ADSs on the New York Stock Exchange will resume on either 2 June 2008, or 3 June 2008.

At the request of Netcom, trading in the Netcom Shares on the Hong Kong Stock Exchange was suspended from 12:26 p.m. on 23 May 2008 (Hong Kong time) and trading in the Netcom ADSs on the New York Stock Exchange was suspended from 9:30 a.m. on 23 May 2008 (New York time). An application has been made by Netcom to the Hong Kong Stock Exchange for the resumption of trading in the Netcom Shares from 9:30 a.m. on 3 June 2008 (Hong Kong time). It is expected that trading in the Netcom ADSs on the New York Stock Exchange will resume on either 2 June 2008 or 3 June 2008.
1.	THE PROPOSALS

Introduction

The boards of directors of Unicom and Netcom refer to (1) the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector dated 24 May 2008 jointly issued by the Ministry of Industry and Information, the National Development and Reform Commission and the Ministry of Finance of the PRC which states, among other things, that the PRC government will deepen the reform of the structure of the telecommunications sector, and encourage the formation of three market competitors where each has nationwide network resources, relatively comparable strength and scale, as well as full service operation capabilities, that the allocation of telecommunications resources will be further optimized and the competition structure will be improved, and that three 3G licences will be granted once the contemplated restructuring is completed, and (2) the announcements issued by Unicom and Netcom on 25 May 2008.

The boards of directors of Unicom and Netcom jointly announce that on 2 June 2008, Unicom formally presented the Proposals (as described in the paragraphs headed “1. The Proposals”, “2. Conditions of the Proposals and the Scheme” and “3. Further Terms of the Proposals” in the text of this Announcement) to the board of directors of Netcom and requested the board to put forward the Proposals to the Netcom Shareholders to consider the merger of Unicom and Netcom by way of a scheme of arrangement by Netcom under Section 166 of the Hong Kong Companies Ordinance.

The Proposals involve the cancellation of all Scheme Shares (including (1) the Scheme Shares unconditionally issued or to be issued pursuant to the valid exercise of the outstanding Netcom Options prior to the Scheme Record Time and (2) the Scheme Shares underlying the Netcom ADSs) and all Netcom Options outstanding at the Scheme Record Time.

If approved, the Scheme will be binding on all Netcom Shareholders irrespective of whether they attended or voted at the Court Meeting or the Netcom EGM.

Implementation of the Proposals will be carried out in accordance with Hong Kong laws, the Takeovers Code, US federal securities laws and the requirements of the Hong Kong Stock Exchange and the New York Stock Exchange.

The Share Proposal

Pursuant to the Share Proposal, the Scheme Shares (including the Scheme Shares unconditionally issued or to be issued pursuant to the valid exercise of the outstanding Netcom Options prior to the Scheme Record Time) will be cancelled and, in consideration thereof, each Scheme Shareholder will be entitled to receive:

For every Scheme Share cancelled ...1.508 new Unicom Shares

Under the Share Proposal, the share capital of Netcom will, on the Effective Date, be reduced by cancelling and extinguishing the Scheme Shares and immediately thereafter, the issued share capital of Netcom will be increased to the amount prior to the cancellation of the Scheme Shares and the reserve created as a result of such cancellation of the Scheme Shares will be applied to pay up in full the issue of the New Netcom Shares to Unicom at par, credited as fully paid.

The exchange ratio of 1.508 Unicom Shares for every Scheme Share cancelled (the “Share Exchange Ratio”) was determined by Unicom on the basis of the closing price of each Netcom Share of HK$27.05 on the Hong Kong Stock Exchange on the Last Trading Date and a 3% premium, and the closing price of each Unicom Share of HK$18.48 on the Hong Kong Stock Exchange on the Last Trading Date.

Based on the Share Exchange Ratio and 6,699,197,200 Netcom Shares in issue as at the Last Trading Date (assuming that none of the outstanding Netcom Options are exercised), the maximum number of new Unicom Shares that Unicom will issue is 10,102,389,378. This represents approximately 73.94% of the existing issued share capital of Unicom of 13,662,075,945 Unicom Shares as at the Last Trading Date, and approximately 42.51% of the enlarged issued share capital of Unicom of 23,764,465,323 Unicom Shares immediately following the issue of the new Unicom Shares (assuming that none of the outstanding Unicom Options are exercised) and approximately 42.11% of the enlarged issued share capital of Unicom of 23,993,094,923 Unicom Shares immediately following the issue of the new Unicom Shares (assuming that all of the outstanding Unicom Options are exercised).

Based on the Share Exchange Ratio and 6,825,034,460 Netcom Shares in issue as at the Last Trading Date (assuming that all of the outstanding Netcom Options are exercised), the maximum number of new Unicom Shares that Unicom will issue is 10,292,151,966. This represents approximately 75.33% of the existing issued share capital of Unicom of 13,662,075,945 Unicom Shares as at the Last Trading Date, and approximately 42.97% of the enlarged issued share capital of Unicom of 23,954,227,911 Unicom Shares immediately following the issue of the new Unicom Shares (assuming that none of the outstanding Unicom Options are exercised) and approximately 42.56% of the enlarged issued share capital of Unicom of 24,182,857,511 Unicom Shares immediately following the issue of the new Unicom Shares (assuming that all of the outstanding Unicom Options are exercised).

The ADS Proposal

As the Netcom ADSs are governed by the Netcom ADS Deposit Agreement and not Hong Kong law, implementation of the ADS Proposal will not result in and of itself in the cancellation of the Netcom ADSs. Instead, pursuant to the ADS Proposal, the Scheme Shares underlying the Netcom ADSs will be cancelled along with all other Scheme Shares and, in consideration thereof, each holder of Netcom ADSs will be entitled to receive:

For every Netcom ADS . . . . . . . . . . . . . . . . . . . 3.016 new Unicom ADSs

As at the Last ADS Trading Date, there were 7,218,677 Netcom ADSs outstanding. Each Netcom ADS represents 20 Netcom Shares while each Unicom ADS represents 10 Unicom Shares.

The consideration for the ADS Proposal is equivalent to the consideration for the Share Proposal and is calculated using the Share Exchange Ratio and taking into account the number of Netcom Shares which each Netcom ADS represents and the number of Unicom Shares which each Unicom ADS represents.

The Option Proposal

As at the Last Trading Date, there were 125,837,260 Netcom Options outstanding. In the event that any Netcom Option is validly exercised after the date of this Announcement but prior to the Scheme Record Time and new Netcom Shares are issued pursuant to such exercise, such Netcom Shares as at the Scheme Record Time shall constitute Scheme Shares and their holders shall be eligible to receive the consideration under the Share Proposal and their Scheme Shares will be cancelled under the Scheme.

Pursuant to the Option Proposal, Unicom will offer holders of Netcom Options new Special Unicom Options in exchange for the outstanding Netcom Options held by them at the Scheme Record Time (whether vested or not).

The number of new Special Unicom Options which will be granted to each holder of Netcom Options and the exercise price of such new Special Unicom Options will be determined in the manner set out below.
Number of new Special Unicom Options = A x B
Exercise price of each new Special Unicom Option = C/A
where:

A is the Share Exchange Ratio;

B is the number of outstanding Netcom Options held by the relevant holder of Netcom Options at the Scheme Record Time; and

C is the exercise price of the outstanding Netcom Options held by the relevant holder of Netcom Options at the Scheme Record Time.

The above formula ensures that the value of the new Special Unicom Options received by a holder of Netcom Options is equivalent to the “see-through” price of that holder’s outstanding Netcom Options (that is, the value determined by deducting the exercise price of the relevant Netcom Option from the value of HK$27.87, being the closing price of each Netcom Share of HK$27.05 on the Hong Kong Stock Exchange on the Last Trading Date and a 3% premium, for each Scheme Share pursuant to the Share Proposal) (the “See-Through Price”).

The new Special Unicom Options will be granted by Unicom pursuant to the Special Purpose Unicom Share Option Scheme which is proposed to be adopted by Unicom at the Unicom EGM. The terms of the Special Purpose Unicom Share Option Scheme will be identical to the Netcom Share Option Scheme, except that:
(a)	the exercise price of the new Special Unicom Options granted will be such price which will result in the value of the new Special Unicom Options received by the holders of the outstanding Netcom Options being equivalent to the See-Through Price; and

(b)	other than the new Special Unicom Options to be granted pursuant to the Option Proposal, no further new Special Unicom Options will be granted under the Special Purpose Unicom Share Option Scheme.
Unicom has applied to the Hong Kong Stock Exchange for a waiver from strict compliance with the requirement of Rule 17.03(9) of the Listing Rules so that the exercise price of the new Special Unicom Options granted under the Special Purpose Unicom Share Option Scheme is such price as described above instead of a price determined by reference to the closing price or the five day average closing price of the Unicom Shares prior to the date of grant of the new Special Unicom Options as required by Rule 17.03(9) of the Listing Rules. The reasons for the waiver application are that the Option Proposal would ensure that the holders of Netcom Options will receive a consideration for their outstanding Netcom Options which is comparable to the consideration which the Scheme Shareholders will receive for the Scheme Shares, the Option Proposal is a unique case and strict compliance with the requirement of Rule 17.03(9) of the Listing Rules would be unfair and impractical and the Option Proposal would also ensure that the holders of Netcom Options are incentivised to remain in the employment of the enlarged group following the completion of the Scheme.

Save for the waiver from strict compliance with the requirement of Rule 17.03(9) of the Listing Rules, the Special Purpose Unicom Share Option Scheme will be in compliance with the requirements of Chapter 17 of the Listing Rules. Further details of the Special Purpose Unicom Share Option Scheme will be included in the circular to be despatched to the Unicom Shareholders.

Other than the Netcom Shares, the Netcom ADSs and the Netcom Options, there are no other options, derivatives, warrants or other securities convertible or exchangeable into Netcom Shares.

Comparisons of Value

Based on the weighted average traded price of each Unicom Share of HK$17.76 on the Hong Kong Stock Exchange on the Last Trading Date, the value for each Netcom Share under the Share Proposal represents:
(a)	a premium of approximately 4.4% over the weighted average traded price of each Netcom Share of HK$25.66 on the Hong Kong Stock Exchange on the Last Trading Date;

(b)	a premium of approximately 9.7% over the average closing price of HK$24.41 of each Netcom Share based on the daily closing prices of Netcom Shares as quoted on the Hong Kong Stock Exchange for the 5 trading days immediately prior to and including the Last Trading Date;

(c)	a premium of approximately 8.6% over the average closing price of HK$24.66 of each Netcom Share based on the daily closing prices of Netcom Shares as quoted on the Hong Kong Stock Exchange for the 10 trading days immediately prior to and including the Last Trading Date;

(d)	a premium of approximately 12.7% over the average closing price of HK$23.77 of each Netcom Share based on the daily closing prices of Netcom Shares as quoted on the Hong Kong Stock Exchange for the 30 trading days immediately prior to and including the Last Trading Date;

(e)	a premium of approximately 14.8% over the average closing price of HK$23.33 of each Netcom Share based on the daily closing prices of Netcom Shares as quoted on the Hong Kong Stock Exchange for the 60 trading days immediately prior to and including the Last Trading Date; and

(f)	a premium of approximately 17.5% over the average closing price of HK$22.80 of each Netcom Share based on the daily closing prices of Netcom Shares as quoted on the Hong Kong Stock Exchange for the 180 trading days immediately prior to and including the Last Trading Date.
Based on the weighted average traded price of each Unicom ADS of US$20.97 on the New York Stock Exchange on the Last ADS Trading Date, the value for each Netcom ADS under the ADS Proposal represents:
(a)	a premium of approximately 2.2% over the weighted average traded price of each Netcom ADS of US$61.88 on the New York Stock Exchange on the Last ADS Trading Date;

(b)	a premium of approximately 4.1% over the average closing price of US$60.74 of each Netcom ADS based on the daily closing prices of Netcom ADSs as quoted on the New York Stock Exchange for the 5 trading days immediately prior to and including the Last ADS Trading Date;

(c)	a discount of approximately 0.8% over the average closing price of US$62.76 of each Netcom ADS based on the daily closing prices of Netcom ADSs as quoted on the New York Stock Exchange for the 10 trading days immediately prior to and including the Last ADS Trading Date;

(d)	a premium of approximately 3.2% over the average closing price of US$61.28 of each Netcom ADS based on the daily closing prices of Netcom ADSs as quoted on the New York Stock Exchange for the 30 trading days immediately prior to and including the Last ADS Trading Date;

(e)	a premium of approximately 5.7% over the average closing price of US$59.84 of each Netcom ADS based on the daily closing prices of Netcom ADSs as quoted on the New York Stock Exchange for the 60 trading days immediately prior to and including the Last ADS Trading Date; and

(f)	a premium of approximately 7.1% over the average closing price of US$59.08 of each Netcom ADS based on the daily closing prices of Netcom ADSs as quoted on the New York Stock Exchange for the 180 trading days immediately prior to and including the Last ADS Trading Date.
Highest and Lowest Prices

During the six-month period preceding the Last Trading Date, the highest closing price of Netcom Shares as quoted on the Hong Kong Stock Exchange was HK$27.05 each on the Last Trading Date, and the lowest closing price of Netcom Shares as quoted on the Hong Kong Stock Exchange was HK$19.90 each on 20 March 2008.

During the six-month period preceding the Last ADS Trading Date, the highest closing price of Netcom ADSs as quoted on the New York Stock Exchange was US$66.59 each on 26 February 2008, and the lowest closing price of Netcom ADSs as quoted on the New York Stock Exchange was US$52.41 each on 19 March 2008.

Total Consideration

On the basis of the value of HK$26.78 for each Scheme Share under the Share Proposal (being the value of 1.508 Unicom Shares based on the weighted average traded price of each Unicom Share of HK$17.76 on the Hong Kong Stock Exchange on the Last Trading Date), the entire issued share capital of 6,699,197,200 Netcom Shares as at the Last Trading Date (assuming that none of the outstanding Netcom Options are exercised) is valued at approximately HK$179,404,501,016 and the Fully Diluted Netcom Share Capital of 6,825,034,460 Netcom Shares is valued at approximately HK$182,774,422,839.

2.	CONDITIONS OF THE PROPOSALS AND THE SCHEME

The Share Proposal is subject to, and the Scheme will become effective and binding on Netcom and all Scheme Shareholders subject to, the satisfaction or waiver (as applicable) of the following conditions:
(a)	the approval of the Unicom Shareholders in general meeting having been obtained for (i) the Proposals, (ii) the allotment and issue by Unicom of new Unicom Shares pursuant to the Share Proposal and the ADS Proposal and (iii) the adoption of the Special Purpose Unicom Share Option Scheme, in accordance with the Listing Rules and the NYSE Rules;

(b)	the approval of the Scheme (by way of poll) by a majority in number representing not less than three-fourths in value of the Disinterested Netcom Shareholders, present and voting either in person or by proxy at the Court Meeting, provided that:
(i)	the Scheme is approved (by way of poll) by at least 75% of the votes attaching to the Netcom Shares held by the Disinterested Netcom Shareholders that are cast either in person or by proxy at the Court Meeting; and

(ii)	the number of votes cast (by way of poll) against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all the Netcom Shares held by the Disinterested Netcom Shareholders;
(c)	the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Netcom Shareholders present and voting in person or by proxy at the Netcom EGM to (i) approve and give effect to the reduction of the issued share capital of Netcom by cancelling and extinguishing the Scheme Shares and (ii) approve the issue of the new Netcom Shares to Unicom;
(d)	the sanction of the Scheme (with or without modifications) and the confirmation of the reduction of the share capital of Netcom by the High Court under Sections 166 and 60, respectively, of the Hong Kong Companies Ordinance (with Netcom having timely advised the High Court that the new Unicom Shares will be issued by Unicom in reliance on the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof and applicable exemptions under US state securities law);

(e)	a copy of the order of the High Court sanctioning the Scheme and confirming the reduction of the share capital of Netcom, together with a minute approved by the High Court containing the particulars required by Section 61 of the Hong Kong Companies Ordinance, being delivered to and registered by the Registrar;

(f)	the Hong Kong Stock Exchange having granted its approval for the listing of, and permission to deal in, the new Unicom Shares to be issued pursuant to the Share Proposal and the ADS Proposal and the new Unicom Shares which may be issued upon the exercise of the Special Unicom Options;

(g)	the New York Stock Exchange having granted its approval for the listing of the new Unicom ADSs representing the new Unicom Shares to be issued pursuant to the ADS Proposal;

(h)	all applicable filings, notices and waivers required in connection with the Proposals (including its implementation) from or with any governmental or regulatory body having been made and, if applicable, any waiting periods under any applicable antitrust or similar laws and regulations having expired or terminated;

(i)	all necessary, authorisations, consents and approvals (including approval in-principle) of any governmental or regulatory body in relation to the Proposals (including their implementation) having been obtained and remaining in full force and effect pursuant to the provisions of any laws or regulations in Hong Kong, the PRC, the United States and other relevant jurisdictions;

(j)	all necessary third party consents in relation to the Proposals required pursuant to any agreement to which any member of the Netcom Group is a party (where any failure to obtain a consent would have a material adverse effect on the business of the Netcom Group taken as a whole) having been obtained or waived by the relevant party(ies);

(k)	no relevant government, governmental, quasi-governmental, statutory or regulatory body, court or agency having granted any order or made any decision that would make the Proposals void, unenforceable or illegal, or restrict or prohibit the implementation of, or impose any additional material conditions or obligations with respect to, the Proposals (other than such orders or decisions as would not have a material adverse effect on the legal ability of Unicom to proceed with or consummate the Proposals);

(l)	confirmation from OFTA that the Proposals will not have, or be likely to have, the effect of substantially lessening competition in a telecommunications market in Hong Kong as referred to in Section 7P of the Telecommunications Ordinance, to the extent that such confirmation is considered necessary by Unicom and Netcom, acting reasonably;

(m)	subject to Note 2 to Rule 30.1 of the Takeovers Code, no event having occurred which would make the Proposals or the cancellation of the Scheme Shares or any of the Netcom Options void, unenforceable or illegal or which would prohibit the implementation of the Proposals or impose any additional material conditions or obligations with respect to the Proposals or any part thereof or on the cancellation of the Scheme Shares or any of the Netcom Options;

(n)	subject to Note 2 to Rule 30.1 of the Takeovers Code, since the date of this Announcement, there having been no material adverse change in the business, financial or trading position of the Unicom Group or the Netcom Group, each taken as a whole;

(o)	save in connection with the implementation of the Proposals, the listing of the Unicom Shares and the Netcom Shares on the Hong Kong Stock Exchange and the listing of the Unicom ADSs and the Netcom ADSs on the New York Stock Exchange not having been withdrawn, and no indication being received from the SFC and/or the Hong Kong Stock Exchange and/or the SEC and/or the New York Stock Exchange, to the effect that the listing of the Unicom Shares or the Netcom Shares on the Hong Kong Stock Exchange or the listing of the Unicom ADSs or the Netcom ADSs on the New York Stock Exchange is or is likely to be withdrawn; and

(p)	save for the payment of a final dividend of HK$0.592 for each Netcom Share as approved by the Netcom Shareholders at the annual general meeting of Netcom held on 22 May 2008, since the date of this Announcement and up to the Effective Date, Netcom not having declared, made or paid any dividend or distribution of any kind, and not agreeing or proposing to declare, make or pay any dividend or distribution of any kind.
Unicom reserves the right to waive all or any of the conditions (except for the conditions referred to in paragraphs (a) to (m) and paragraph (o) above) in whole or in part. Netcom does not have the right to waive any of the conditions. All of the above conditions will have to be satisfied or waived, as applicable, on or before 30 September 2008 (or such other date as Unicom and Netcom may agree and the High Court may allow), otherwise the Share Proposal and the Scheme will lapse. Assuming that the above conditions are satisfied or waived, as applicable, it is expected that the Scheme will become effective on or before 31 October 2008.

Each of the ADS Proposal and the Option Proposal will be conditional upon the Scheme becoming effective.

None of the Netcom Shareholders have a material interest in the Proposals and all the Netcom Shareholders are “disinterested shareholders” under the Takeovers Code. Accordingly, none of the Netcom Shareholders are required to abstain from voting at the Court Meeting or the Netcom EGM.
3.	FURTHER TERMS OF THE PROPOSALS

New Unicom Shares and New Unicom ADSs to be Issued

The new Unicom Shares and the new Unicom ADSs to be issued pursuant to the Share Proposal and the ADS Proposal, respectively, will be issued free from all liens, charges and encumbrances and together with all rights attaching to them, including the right to receive all dividends and other distributions, if any, declared, made or paid on or after the date of their issue and will rank pari passu with the existing Unicom Shares and Unicom ADSs.

The new Unicom Shares to be issued pursuant to the Share Proposal and the ADS Proposal, including the new Unicom Shares underlying the new Unicom ADSs, will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof. As a consequence, the new Unicom Shares will not be registered under the US Securities Act. Although the new Unicom Shares will not be registered under the US Securities Act, the holders will not be subject to any restrictions on resale of such new Unicom Shares and new

Unicom ADSs under to US federal securities laws, except that holders of new Unicom Shares or new Unicom ADSs who are deemed to be an “affiliate” of Unicom within the meaning of US federal securities laws will be subject to resale restrictions under US federal securities laws.

An application will be made to the Hong Kong Stock Exchange for the listing of, and permission to deal in, the new Unicom Shares to be issued pursuant to the Share Proposal and the ADS Proposal and the new Unicom Shares to be issued upon the exercise of the Special Unicom Options. In addition, Unicom will make a supplemental application to the New York Stock Exchange to list the new Unicom ADSs representing the new Unicom Shares to be issued pursuant to the ADS Proposal.

Overseas Shareholders

The making of the Proposals to persons not resident in Hong Kong may be subject to the laws of the relevant jurisdictions. Such persons should inform themselves about and observe any applicable legal or regulatory requirements. It is the responsibility of any overseas holder of Netcom Shares, Netcom ADSs and Netcom Options wishing to accept any of the Proposals to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

4.	WITHDRAWAL OF LISTING OF THE NETCOM SHARES AND THE NETCOM ADSs

Upon the Scheme becoming effective, all the Scheme Shares (including the Scheme Shares underlying the Netcom ADSs) will be cancelled. The share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. An application will be made by Netcom to the Hong Kong Stock Exchange for the voluntary withdrawal of the listing of the Netcom Shares from the Hong Kong Stock Exchange pursuant to Rule 6.15 of the Listing Rules immediately following the Effective Date, which is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange.

Upon the Scheme becoming effective, Unicom intends to cause Netcom to apply for delisting of the Netcom ADSs from the New York Stock Exchange. Unicom may also seek to cause Netcom to terminate the Netcom ADS Deposit Agreement. If the Scheme becomes effective, Unicom intends to cause Netcom to file a Form 15 with the SEC to request that Netcom’s reporting obligations under the US Securities Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of Netcom Shares in the United States to fall below 300.

The Netcom Shareholders and the holders of the Netcom ADSs will be notified by way of a press announcement of the proposed withdrawal of listing and the exact dates of the last day for dealing in the Netcom Shares and the Netcom ADSs and on which dates the Scheme and the withdrawal of the listing of the Netcom Shares on the Hong Kong Stock Exchange and the delisting of the Netcom ADSs from the New York Stock Exchange will become effective.

The listing of the Netcom Shares on the Hong Kong Stock Exchange and the Netcom ADSs on the New York Stock Exchange will not be withdrawn if the Proposals are not approved, lapse or do not become unconditional for any reason.

5.	UNDERTAKINGS

Netcom BVI has given an irrevocable undertaking to Unicom to vote in favour of all resolutions to approve the Scheme and any related matters necessary to implement the Scheme proposed at the Court Meeting and the Netcom EGM in respect of its legal and beneficial shareholding in Netcom of 4,647,449,014 Netcom Shares (representing approximately 69.37% of the issued share capital of Netcom as at the Last Trading Date). Under the irrevocable undertaking, Netcom Parent has undertaken to use its best endeavours to procure the performance by Netcom BVI of its obligations under the irrevocable undertaking.

Netcom BVI has also received an irrevocable instruction to vote in favour of all resolutions to approve the Scheme and any related matters necessary to implement the Scheme proposed at the Court Meeting and the Netcom EGM in respect of the 149,683,549 Netcom Shares (representing approximately 2.23% of the issued share capital of Netcom as at the Last Trading Date), which Netcom BVI holds as trustee on behalf of a state-owned entity.

In addition, Telefonica has given an irrevocable undertaking to Unicom to vote in favour of all resolutions to approve the Scheme and any related matters necessary to implement the Scheme proposed at the Court Meeting and the Netcom EGM in respect of its shareholding in Netcom of 333,971,305 Netcom Shares (representing approximately 4.99% of the issued share capital of Netcom as at the Last Trading Date).

Under the terms of the irrevocable undertakings given by Netcom BVI and Telefonica and the irrevocable instruction received by Netcom BVI, the undertakings and the instruction will lapse (a) if this Announcement has not been released by 30 June 2008, (b) if Unicom announces, with the consent of the Executive and before the Scheme Document is posted, that it does not intend to proceed with the Scheme, (c) if the Scheme lapses or is withdrawn in accordance with its terms or (d) in the event of a higher competing offer for Netcom made by a third party.

In addition to conditions (a) to (d) above, the undertakings given by Netcom BVI and the irrevocable instruction received by Netcom BVI will lapse if the Scheme is not approved at the Court Meeting or the Netcom EGM.

In addition to conditions (a) to (d) above, the undertakings given by Telefonica will lapse (e) if the Scheme is not approved at the Court Meeting or the Netcom EGM by 30 November 2008, (f) if since the date of the giving of the undertakings, there has been a material adverse change in the business, financial or trading position of Unicom or (g) in the event that the Netcom IFA appointed by the Netcom IBC does not render an opinion that the Proposals are fair and reasonable.

6.	POSSIBLE CONCERT PARTY AGREEMENT

Each of Unicom and Netcom has been informed by Unicom BVI and Netcom BVI, respectively, that they are not and have never been parties acting in concert with each other or with or in respect of either Unicom or Netcom. Each of Unicom and Netcom has further been informed that Unicom BVI and Netcom BVI intend to enter into the Concert Party Agreement upon or shortly after the last to occur of (i) the Proposals and the issue of new Unicom Shares being duly approved by the requisite majority of the Unicom Shareholders at the EGM, (ii) the Scheme being duly approved by the requisite majority of the Disinterested Netcom Shareholders at the Court Meeting and (iii) the special resolutions being duly passed with the requisite majority of the Netcom Shareholders at the Netcom EGM. Pursuant to the Concert Party Agreement, Unicom BVI and Netcom BVI will agree to cooperate actively to obtain or consolidate control of Unicom following the completion of the Scheme. Thus, Unicom BVI and Netcom BVI will become parties acting in concert in respect of Unicom following the completion of the Scheme. In addition, following the completion of the Scheme, Unicom BVI and Netcom BVI will also be presumed to be acting in concert with each other in respect of Unicom pursuant to class (1) of the definition of “acting in concert” in the Takeovers Code.

On 26 May 2008, the State-owned Assets Supervision and Administration Commission notified each of Unicom Parent and Netcom Parent, the respective ultimate parent companies of Unicom and Netcom, that, among other things, it may, depending on the outcome of any proposed merger of Unicom and Netcom, consider a merger of Unicom Parent and Netcom Parent. Each of Unicom Parent and Netcom Parent has confirmed to Unicom and Netcom, respectively, that it has not received any notice or other indication and that it is not otherwise aware of the timing or any term of or condition to such merger. On this basis, any merger of Unicom Parent and Netcom Parent will not result in any change of control of Unicom or Netcom and will not give rise to any implication under Rule 26 of the Takeovers Code.

7.	REASONS FOR AND BENEFITS OF THE PROPOSALS

The management teams of Unicom and Netcom believe that the proposed merger represents an important transaction for both companies, following the industry trend of convergence between fixed lines and wireless businesses within China, allowing the two companies to leverage on increased economies of scale, reinforce their market position of the enlarged group, improve their overall competitiveness and lay the foundation for sustainable long-term growth. It is anticipated that through effective integration, synergies will occur in six key areas.
(1)	Clear strategic positioning

The proposed merger, the potential disposal of the CDMA business, and the expected issuance of 3G licences to be issued by the PRC government is expected to optimise the enlarged group’s business structure, allowing it to provide a full spectrum and multi-tiered suite of wireless, fixed, broadband and data value adding services to its subscribers. In the wireless sector, the enlarged group intends to focus on GSM businesses and promptly establish a leading edge over competitors based on 3G technologies. Furthermore, the enlarged group intend to build up a market leading professional service system, laying the foundation for its long-term growth potential.

(2)	Improved market position

The proposed merger is expected to result in the creation of a significantly larger business in terms of total assets, revenue and subscriber base, with enhanced scope for future financial strength and profitability. The anticipated overall strengthening of the enlarged group should help to consolidate and elevate the competitive position and market influence of the enlarged group in the Chinese telecommunications market.

(3)	Combining resources and strengths to achieve economies of scale and larger scope

Sales channels: By integrating the leading sales channels of Unicom and Netcom in their respective sectors, the enlarged group plans to establish a single national network of sales, distribution and service, particularly in China’s ten Northern provinces. The management plans to further rationalise the network structure and enhance operation efficiency going forward.

Subscriber base: The combination of Netcom’s strength in fixed line and broadband services with Unicom’s strength in wireless business is expected to result in a wider customer base through sharing customer resources and focusing on customer retention. In particular, Netcom’s strength among corporate and business customers can be leveraged to offer integrated full- service products.

Network coverage: The combination of the networks of both companies is expected to improve network capacity and transmission quality and to result in improved utilisation of current network and hardware resources.

Marketing: The enlarged group is expected to be better able to tailor its marketing programs and to cross-sell and bundle its services and products to different subscribers, improving customer loyalty. Meanwhile, the economies of scale offered by the integrated sales and marketing capacity should allow the enlarged group to reduce churn and enhance efficiency.

(4)	Technological and product innovation to suit the ever-changing market trends

By leveraging the technological expertise of Unicom and Netcom in their respective sectors, their combined business is expected to operate on a single research and development platform which allows for development of telecommunication services and products integrating the wireless, fixed lines, broadband and internet technologies. This should enable the enlarged group to focus its resources on its key business development areas and thus enhance the overall group’s competency.

Fixed mobile convergence (FMC): The proposed merger is expected to facilitate integration of fixed line telecommunications products, mobile telecommunications products, terminals, network and technologies.

Effective coverage services: It is expected that the enlarged group will be able to provide effective coverage services by leveraging a combination of indoor WiFi/broadband capabilities alongside existing and anticipated outdoor coverage services (GSM/GPRS/3G), thereby enhancing the development of fixed lines and mobile broadband business.

Bundled “all-in-one” services: The enlarged group is expected to be better able to offer one- stop services for corporate and business customers, as well as broadband and multimedia communication services for family and personal customers.

Value-added services: The enlarged group is expected to be better able to broaden the scope of value-added services and realise resource sharing among different channels and terminals. It is anticipated that the overall value-added services business will be strengthened through better utilisation of the network resources and development of the business potential.

(5)	Enhanced human capital and organisational structure

The combined professional experience of both companies in mobile telecommunications and fixed line telecommunications is expected to create a pool of experienced and highly skilled professionals covering the full range of business lines. Moreover, integration of the various businesses and sharing of management expertise is expected to improve operating efficiency.

(6)	Optimising capital structure and enhanced financial capabilities

The proposed merger of the two companies and the sale of the CDMA business is expected to enhance the enlarged group’s ability to optimise its capital structure through adjusting leverage. Furthermore, it is anticipated that the sharing of resources will contribute to reduce overall capital expenditures and operating expenditures, which is expected to increase financial resources and financing abilities available for the further development of the core businesses.

The directors of Unicom believe that the terms of the Proposals are fair and reasonable and in the interests of the Unicom Shareholders as a whole.

The Netcom IBC, which comprises all the independent non-executive directors of Netcom, has been appointed to advise the Disinterested Netcom Shareholders and the holders of Netcom ADSs and Netcom Options in respect of the Proposals. The Netcom IBC is yet to opine on the Proposals. The views and recommendations of the Netcom IBC in respect of the Proposals will be set out in the Scheme Document to be despatched to the Netcom Shareholders and the holders of Netcom ADSs and Netcom Options.

8.	INFORMATION ON UNICOM

General Information

Unicom was incorporated in Hong Kong with limited liability on 8 February 2000. Unicom, through its subsidiaries, is principally engaged in GSM and CDMA cellular business in 31 provinces, municipalities and autonomous regions in the PRC, the provision of international and domestic long distance calls, data and Internet services and other related telecommunication value-added businesses.

The Unicom Shares were listed on the Hong Kong Stock Exchange on 22 June 2000 (Hong Kong time) and the Unicom ADSs were listed on the New York Stock Exchange on 21 June 2000 (New York time).

Based on the latest published audited consolidated financial statements of Unicom, under Hong Kong Financial Reporting Standards, the total net asset value of Unicom as at 31 December 2007 was approximately RMB97,217,094,000 (HK$109,232,689,888).

Based on the latest published audited consolidated financial statements of Unicom, under Hong Kong Financial Reporting Standards, the profit before and after taxation of Unicom for the financial year ended 31 December 2006 were approximately RMB6,564,912,000 (HK$7,376,305,618) and RMB3,801,027,000 (HK$4,270,816,854), respectively, and the profit before and after taxation of Unicom for the financial year ended 31 December 2007 were approximately RMB12,955,027,000 (HK$14,556,210,112) and RMB9,300,857,000 (HK$10,450,401,124), respectively.
Shareholding Structure of Unicom

As at the Last Trading Date, there were 13,662,075,945 Unicom Shares in issue and 228,629,600
Unicom Options outstanding and as at the Last ADS Trading Date, there were 50,501,765 Unicom ADSs. Other than the Unicom Shares, the Unicom ADSs and the Unicom Options, there are no other options, derivatives, warrants or other securities convertible or exchangeable into Unicom Shares.

Unicom Parent is the ultimate shareholding company of Unicom. Unicom Parent holds approximately 60.74% of the issued share capital of Unicom A Share Company, which in turn holds approximately 82.1% of the issued share capital of Unicom BVI, which in turn holds approximately 71.18% of the issued share capital of Unicom as at the Last Trading Date.

Assuming the Scheme becomes effective and none of the outstanding Netcom Options are exercised, a total of 10,102,389,378 new Unicom Shares will be issued. Based on publicly available information, the table below sets out the shareholding structure of Unicom as at the Last Trading Date and following the completion of the Proposals, assuming 10,102,389,378 new Unicom Shares are issued and there are no other changes in the shareholdings in Unicom prior to the completion of the Proposals:

			Following completion of the		Following completion of the
			Proposals (assuming all of		Proposals (assuming none
			the outstanding Unicom		of the outstanding Unicom
Name	As at the Last Trading Date		Options are exercised)		Options are exercised)
	No. of		No. of		No. of
	Unicom Shares	%	Unicom Shares	%	Unicom Shares	%
Unicom BVI	9,725,000,020	71.18%	9,725,000,020	40.53%	9,725,000,020	40.92%
SK Telecom	899,745,075	6.59%	899,745,075	3.75%	899,745,075	3.79%
Netcom BVI	0	0.00%	7,008,353,115	29.21%	7,008,353,115	29.49%
5 PRC shareholders	0	0.00%	448,930,069	1.87%	448,930,069	1.89%
Telefonica (1)	0	0.00%	503,628,728	2.10%	503,628,728	2.12%
ABLP	0	0.00%	599,252,490	2.50%	599,252,490	2.52%
Other Public Shareholders	3,037,330,850	22.23%	4,808,185,425	20.04%	4,579,555,825	19.27%

Total	13,662,075,945	100.00%	23,993,094,923	100.00%	23,764,465,323	100.00%

(1)	Calculated based on Telefonica’s existing shareholding of 333,971,305 Netcom Shares.

Assuming the Scheme becomes effective and all of the outstanding Netcom Options are exercised, a total of 10,292,151,966 new Unicom Shares will be issued. Based on publicly available information, the table below sets out the shareholding structure of Unicom as at the Last Trading Date and following the completion of the Proposals, assuming 10,292,151,966 new Unicom Shares are issued and there are no other changes in the shareholdings in Unicom prior to the completion of the Proposals:

			Following completion of the		Following completion of the
			Proposals (assuming all of		Proposals (assuming none
			the outstanding Unicom		of the outstanding Unicom
Name	As at the Last Trading Date		Options are exercised)		Options are exercised)
	No. of		No. of		No. of
	Unicom Shares	%	Unicom Shares	%	Unicom Shares	%
Unicom BVI	9,725,000,020	71.18%	9,725,000,020	40.21%	9,725,000,020	40.60%
SK Telecom	899,745,075	6.59%	899,745,075	3.72%	899,745,075	3.76%
Netcom BVI	0	0.00%	7,008,353,115	28.98%	7,008,353,115	29.26%
5 PRC shareholders	0	0.00%	448,930,069	1.86%	448,930,069	1.87%
Telefonica(1)	0	0.00%	503,628,728	2.08%	503,628,728	2.10%
ABLP	0	0.00%	599,252,490	2.48%	599,252,490	2.50%
Other Public Shareholders	3,037,330,850	22.23%	4,997,948,013	20.67%	4,769,318,413	19.91%

Total	13,662,075,945	100.00%	24,182,857,511	100.00%	23,954,227,911	100.00%

(1)	Calculated based on Telefonica’s existing shareholding of 333,971,305 Netcom Shares.
9.	INFORMATION ON NETCOM

General Information

Netcom was incorporated in Hong Kong with limited liability on 22 October 1999. Netcom is a leading broadband and fixed-line telecommunications operator in the PRC, with services regions consisting of Beijing Municipality, Tianjin Municipality, Hebei Province, Henan Province, Shandong Province, Liaoning Province, Heilongjiang Province, Jilin Province, Neimenggu Autonomous Region and Shanxi Province. In its service regions, Netcom provides fixed-line voice and value-added services, broadband and other Internet-related services, information and communications technology services, business and data communications services and advertising and media services.

The Netcom Shares were listed on the Hong Kong Stock Exchange on 17 November 2004 (Hong Kong time) and the Netcom ADSs were listed on the New York Stock Exchange on 16 November 2004 (New York time).

Based on the latest published audited consolidated financial statements of Netcom, under Hong Kong Financial Reporting Standards, the net asset value of Netcom as at 31 December 2007 was approximately RMB82,052 million (HK$92,193 million).

Based on the latest published audited consolidated financial statements of Netcom, under Hong Kong Financial Reporting Standards, the net profit from continuing operations before and after taxation and extraordinary items of Netcom for the financial year ended 31 December 2006 were approximately RMB15,205 million (HK$17,084 million) and RMB11,478 million (HK$12,897 million), respectively, and the net profit from continuing operations before and after taxation and extraordinary items of Netcom for the financial year ended 31 December 2007 were approximately RMB15,267 million (HK$17,154 million) and RMB11,471 million (HK$12,889 million), respectively.
Shareholding Structure of Netcom

As at the Last Trading Date, there were 6,699,197,200 Netcom Shares in issue and 125,837,260
Netcom Options outstanding, and as at the Last ADS Trading Date there were 7,218,677 Netcom ADSs. Other than the Netcom Shares, the Netcom ADSs and the Netcom Options, there are no other options, derivatives, warrants or other securities convertible or exchangeable into Netcom Shares.

Netcom Parent is the ultimate holding company of Netcom. Netcom Parent wholly owns Netcom BVI, which in turn legally and beneficially holds approximately 69.37% of the issued share capital of Netcom as at the Last Trading Date.

Based on publicly available information, the table below sets out the shareholding structure of Netcom as at the Last Trading Date and following the completion of the Proposals:

				Following completion		Following completion of the
				of the Proposals (assuming all of		Proposals (assuming none
				the outstanding Netcom		of the outstanding Netcom
Name	As at the Last Trading Date			Options are exercised)		Options are exercised)
	No. of			No. of		No. of
	Netcom Shares		%	Netcom Shares	%	Netcom Shares	%

Netcom BVI	4,647,449,015	(1)	69.37%	0	0.00%	0	0.00%
5 PRC shareholders	297,698,985	(2)	4.44%	0	0.00%	0	0.00%
Telefonica	333,971,305		4.99%	0	0.00%	0	0.00%
ABLP	397,382,288		5.93%	0	0.00%	0	0.00%
Unicom	0		0.00%	6,825,034,460	100.00%	6,699,197,200	100.00%
Other Public Shareholders	1,022,695,607		15.27%	0	0.00%	0	0.00%

Total	6,699,197,200		100.00%	6,825,034,460	100.00%	6,699,197,200	100.00%

Note:

(1)	Includes 4,647,449,014 Netcom Shares legally and beneficially held by Netcom BVI, and 1 Netcom Share held by a wholly-owned subsidiary of Netcom BVI.

(2)	These 297,698,985 Netcom Shares are held by Netcom BVI as trustee on behalf of 5 PRC shareholders.

Interests in Netcom Shares and Derivatives

As at the date of this Announcement, save for an aggregate of 14,679,875 Netcom Shares
(representing approximately 0.22% of the issued share capital of Netcom as at the Last Trading Date) held by the JP Morgan group (including its affiliate, Bear Stearns), neither Unicom nor any of the parties acting in concert with it owns, controls or directs any Netcom Shares or holds any convertible securities, warrants or options (or other outstanding derivatives) in respect of Netcom Shares.

Unicom has not dealt for value in Netcom Shares or convertible securities, warrants or options
(or other outstanding derivatives) in respect of Netcom Shares during the six month period up to and including the date of this Announcement. Any dealings in Netcom Shares and other Netcom securities by the parties acting in concert with Unicom in relation to the Proposals during the six month period up to and including the date of this Announcement will be disclosed in the Scheme Document.
10.	POSSIBLE VERY SUBSTANTIAL ACQUISITION, ALLOTMENT OF NEW UNICOM SHARES AND ADOPTION OF SPECIAL PURPOSE UNICOM SHARE OPTION SCHEME
The implementation of the Proposals will result in Netcom becoming a wholly-owned subsidiary of Unicom and as the highest of the percentage ratios set out in Rule 14.07 of the Listing Rules in respect of the implementation of the Proposals is more than 100%, the Proposals will constitute a possible very substantial acquisition for Unicom under the Listing Rules. The Proposals are therefore conditional upon the approval of the Unicom Shareholders in general meeting.

The allotment and issue of new Unicom Shares to the Scheme Shareholders pursuant to the Share Proposal and to the Unicom Depositary pursuant to the ADS Proposal is subject to the approval of the Unicom Shareholders in general meeting pursuant to Rule 13.36(1)(a) of the Listing Rules.

The adoption of the Special Purpose Unicom Share Option Scheme by Unicom is subject to the approval of the Unicom Shareholders in general meeting pursuant to Rule 17.02(1)(a) of the Listing Rules.

None of the Unicom Shareholders have a material interest in the Very Substantial Acquisition, the allotment and issue of new Unicom Shares to the Scheme Shareholders and the adoption of the Special Purpose Unicom Share Option Scheme by Unicom. Accordingly, none of the Unicom Shareholders are required to abstain from voting at the Unicom EGM. However, notwithstanding the foregoing, an independent non-executive director of Netcom who holds 6,000 Unicom Shares has undertaken to Netcom that he will abstain from voting at the Unicom EGM.

The resolutions relating to the Very Substantial Acquisition, the allotment and issue of new Unicom Shares to the Scheme Shareholders and the adoption of the Special Purpose Unicom Share Option Scheme will be approved by way of a poll at the Unicom EGM.

To the best of the knowledge, information and belief of the directors of Unicom, having made all reasonable enquiries, Netcom and its substantial shareholders are third parties independent of Unicom and its connected persons.

To the best of the knowledge, information and belief of the directors of Unicom, having made reasonable enquiries, none of the Netcom Shareholders are connected persons of Unicom and accordingly, the Proposals do not constitute a connected transaction for Unicom.
11.	NETCOM IBC AND NETCOM IFA
The board of directors of Netcom has established the Netcom IBC, comprising all of the independent non-executive directors of Netcom, being Mr. Timpson Chung Shui Ming, Mr. John Lawson Thornton, Dr. Qian Yingyi and Mr. Hou Ziqiang, to advise the Disinterested Netcom Shareholders and the holders of Netcom ADSs and Netcom Options as to (a) whether the Proposals are, or are not, fair and reasonable and (b) whether to vote in favour of the Scheme at the Court Meeting and the Netcom EGM.

An independent non-executive director of Netcom holds 6,000 Unicom Shares and he has undertaken to Netcom that he will abstain from voting at the Unicom EGM. As such interest is de minimis, such independent non-executive director of Netcom is not considered to have an interest in the Proposals. None of the members of the Netcom IBC has any direct or indirect interest in the Proposals.

The Netcom IBC has appointed Rothschild as the independent financial adviser to the Netcom IBC in respect of the Proposals. The Netcom IBC is evaluating the Proposals and the views and recommendations of the Netcom IBC in respect of the Proposals will be set out in the Scheme Document to be despatched to the Netcom Shareholders and holders of Netcom ADSs and Netcom Options.
12.	SCHEME DOCUMENT
The Scheme Document containing, among other things, details of the Proposals and the Scheme, the expected timetable, an explanatory statement, the recommendations of the Netcom IBC in respect of the Proposals, the letter of advice from the Netcom IFA to the Netcom IBC and notices of the Court Meeting and the Netcom EGM and proxy forms will be despatched to the Netcom Shareholders and holders of Netcom ADSs and Netcom Options as soon as practicable and in compliance with the requirements of the Takeovers Code.

13.	INFORMATION FOR HOLDERS OF NETCOM ADS
As holders of Netcom ADSs are not holders of record of Scheme Shares, they do not have the right to vote at the Court Meeting or the Netcom EGM, but may instruct the Netcom Depositary to vote the Scheme Shares underlying their Netcom ADSs in accordance with the terms of the Netcom ADS Deposit Agreement. Holders of Netcom ADSs who wish to participate at the Court Meeting or the Netcom EGM, or to participate at the hearing of the High Court, would need to surrender their Netcom ADSs to the Netcom Depositary for withdrawal of Scheme Shares underlying such Netcom ADSs in accordance with the terms of the Netcom ADS Deposit Agreement prior to the relevant dates that will be set forth in the Scheme Document. Netcom will make arrangements with the Netcom Depositary to ensure that the Netcom Depositary will provide holders of Netcom ADSs with the Scheme Document and other relevant materials. Pursuant to the ADS Proposal, all holders of Netcom ADSs will receive new Unicom ADSs rather than new Unicom Shares. As will be described in detail in the Scheme Document, any holder of Netcom ADSs who would prefer to receive new Unicom Shares rather than new Unicom ADSs, would need to surrender their Netcom ADSs to the Netcom Depositary for withdrawal of Scheme Shares underlying such Netcom ADSs in accordance with the terms of the Netcom ADS Deposit Agreement such as to become holders of Scheme Shares not later than the Scheme Record Time. Holders of Netcom ADSs seeking to become holders of Scheme Shares are likely to incur cancellation fees and may incur taxes and other charges in connection with the surrender and withdrawal of Netcom ADSs. Holders of Netcom ADSs should refer to the Netcom ADS Deposit Agreement for a complete description of their rights. Moreover, the Scheme Document will contain important information for Netcom ADS holders.
14.	UNICOM EGM AND UNICOM CIRCULAR
Unicom will convene an extraordinary general meeting to approve the Proposals, the allotment and issue of the new Unicom Shares as consideration under the Share Proposal and the ADS Proposal, the Very Substantial Acquisition, the adoption of the Special Purpose Unicom Share Option Scheme and all the transactions and matters contemplated or required in connection with the Proposals.

A circular containing, amongst others, further details of the Proposals, the Very Substantial Acquisition and the Special Purpose Unicom Share Option Scheme together with a notice of the Unicom EGM and proxy forms, will be despatched to the Unicom Shareholders as soon as practicable and in accordance with the requirements of the Listing Rules.

15.	FURTHER AGREEMENTS OR ARRANGEMENTS

Unicom confirms that there are no other arrangements (whether by way of option, indemnity or otherwise) in relation to the Unicom Shares or the Netcom Shares and which might be material to the Proposals. Netcom confirms that there are no other arrangements (whether by way of option, indemnity or otherwise) in relation to the Unicom Shares or the Netcom Shares and which might be material to the Proposals.

Unicom confirms that there are no agreements or arrangements to which it is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to the Proposals.
16.	DISPOSAL OF THE CDMA BUSINESS BY UNICOM
On 2 June 2008, Unicom entered into a framework agreement with CUCL, a wholly-owned subsidiary of Unicom, and China Telecom which sets out the terms and conditions on which CUCL will dispose of its CDMA business together with relevant assets and liabilities to China Telecom. Such disposal will constitute a major transaction for Unicom and is subject to the approval of the Unicom Shareholders. Details of the disposal and the relevant transactions which are proposed to be entered into in connection with the disposal are set out in a separate announcement issued by Unicom dated 2 June 2008. Unicom expects that the disposal of the CDMA business by Unicom will be completed before the Effective Date. The disposal of the CDMA business by Unicom is a separate and independent transaction from the Proposals.
17.	RESUMPTION OF TRADING
At the request of Unicom, trading in the Unicom Shares on the Hong Kong Stock Exchange was suspended from 12:26 p.m. on 23 May 2008 (Hong Kong time) and trading in the Unicom ADSs on the New York Stock Exchange was suspended from 9:30 a.m. on 23 May 2008 (New York time). An application has been made by Unicom to the Hong Kong Stock Exchange for the resumption of trading in the Unicom Shares from 9:30 a.m. on 3 June 2008 (Hong Kong time). It is expected that trading in the Unicom ADSs on the New York Stock Exchange will resume on either 2 June 2008, or 3 June 2008.

At the request of Netcom, trading in the Netcom Shares on the Hong Kong Stock Exchange was suspended from 12:26 p.m. on 23 May 2008 (Hong Kong time) and trading in the Netcom ADSs on the New York Stock Exchange was suspended from 9:30 a.m. on 23 May 2008 (New York time). Applications have been made by Netcom to the Hong Kong Stock Exchange for the resumption of trading in the Netcom Shares from 9:30 a.m. on 3 June 2008 (Hong Kong time). It is expected that trading in the Netcom ADSs on the New York Stock Exchange will resume on either 2 June 2008, or 3 June 2008.

18.	IMPORTANT NOTE FOR US INVESTORS
The Proposals relate to the securities of a corporation incorporated under the laws of Hong Kong and will be subject to the procedure and disclosure requirements of Hong Kong, which are different from those of the United States. The financial information to be included in the Scheme Document has not been, and will not be, prepared in accordance with US GAAP and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US GAAP. The Scheme is subject to disclosure and other procedural requirements, the Scheme timetable, settlement procedures and timing of payments that are different from those applicable under US domestic procedures and law.

It may be difficult for US holders of Netcom Shares to enforce their rights and any claim arising out of the US federal securities laws, since Unicom is located outside of the United States, some or all of its officers and directors are resident outside of the United States and a substantial portion of its assets are located outside the United States. US holders of Netcom Shares may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. Further, it may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment.

All statements, other than statements of historical facts included in this Announcement, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These statements reflect Unicom’s or Netcom’s (as the case may be) current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known and unknown risks and uncertainties.

Accordingly, actual results may differ materially from those described in such forward-looking statements as a result of a number of factors, including, without limitation, any changes in the regulatory regime and significant policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, the Ministry of Industry and Information (which has assumed the regulatory functions of the former Ministry of Information Industry), or any in the regulatory policies of the Ministry of Industry and Information, the State- owned Assets Supervision and Administration Commission and other relevant government authorities of the PRC; any decisions by the PRC government in relation to the technology standards and licenses of third generation mobile telecommunication; the results of the ongoing restructuring of the PRC telecommunications industry; any changes in the effects of competition on the demand and price of the Unicom’s and Netcom’s telecommunications services; the integration of Unicom and Netcom following the effectiveness of the Scheme; any changes in telecommunications and related technologies and applications based on such technologies; and any changes in political, economic, legal and social conditions in the PRC including the PRC government’s policies with respect to economic growth, consolidations or restructuring of and other structural changes in the PRC telecommunications industry, foreign exchange, foreign investment and entry by foreign companies into the PRC telecommunications market. Shareholders and investors should not place undue reliance on such forward-looking statements, and neither Unicom nor Netcom undertake any obligation to update publicly or revise any forward-looking statements.

19.	PROFIT FORECASTS

This Announcement does not contain any profit forecasts, as defined under Rule 10 of the Takeovers Code, in relation to Unicom or Netcom.

20.	WARNING

Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors in Unicom and Netcom should be aware that the implementation of the Proposals (including the Scheme) is subject to the conditions set out in this Announcement being satisfied or waived, as applicable, and thus the Proposals (including the Scheme) may or may not become effective. Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and potential investors in Unicom and Netcom should therefore exercise caution when dealing in Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs or Netcom Options or other securities of Unicom or Netcom. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

21.	DEFINITIONS

In this Announcement, unless the context otherwise requires, the following expressions have the meanings set out below:

“ABLP”	:	AllianceBernstein L.P.

“acting in concert”	:	has the meaning given to it in the Takeovers Code

“ADS Proposal”	:	the proposal to the holders of Netcom ADSs for the cancellation of the Scheme Shares underlying the Netcom ADSs

“ADSs”	:	American Depositary Shares

“Announcement”	:	this announcement dated 2 June 2008

“associate”	:	has the meaning given to it in the Listing Rules

“Business Day(s)”	:	a day on which banks are opened for business in Hong Kong (excluding Saturdays, Sundays or public holidays in Hong Kong)

“CDMA”	:	Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication

“China Telecom”	:	China Telecom Corporation Limited, a joint stock limited company incorporated under the laws of the PRC, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Concert Party Agreement”	:	the Concert Party Agreement which is anticipated to be entered into between Unicom BVI and Netcom BVI

“connected person”	:	has the meaning given to it in the Listing Rules

“Court Meeting”	:	a meeting of the Netcom Shareholders to be convened at the direction of the High Court for the approval of the Scheme

“CUCL”	:	China Unicom Corporation Limited, a company incorporated under the laws of the PRC with limited liability and a wholly-owned subsidiary of Unicom

“Disinterested Netcom Shareholders”	:	Netcom Shareholders other than Unicom and those Netcom Shareholders acting in concert with Unicom

“Effective Date”	:	the date on which the Scheme becomes effective in accordance with the Hong Kong Companies Ordinance

“Executive”	:	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

“Fully Diluted Netcom Share Capital”	:	the total number of Netcom Shares which would be in issue if all of the outstanding Netcom Options are validly exercised

“GSM”	:	global cellular system for mobile communications, a digital mobile cellular telephone system operating in the 900 MHz, 1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“High Court”	:	the High Court of Hong Kong

“HK$”	:	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	:	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Companies Ordinance”	:	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Stock Exchange”	:	The Stock Exchange of Hong Kong Limited

“Last ADS Trading Date”	:	22 May 2008, being the last trading day prior to the suspension of trading in Netcom ADSs and Unicom ADSs on the New York Stock Exchange

“Last Trading Date”	:	23 May 2008, being the last trading day prior to the suspension of trading in Netcom Shares and Unicom Shares on the Hong Kong Stock Exchange

“Listing Rules”	:	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“MHz”	:	Megahertz, a unit of measure of frequency; 1 MHz is equal to one million cycles per second

“Netcom”	:	China Netcom Group Corporation (Hong Kong) Limited, a company incorporated under the laws of Hong Kong with limited liability, whose Netcom Shares are listed on the Hong Kong Stock Exchange and whose Netcom ADSs are listed on the New York Stock Exchange

“Netcom ADSs”	:	ADSs which are issued by the Netcom Depositary and traded on the New York Stock Exchange, each representing ownership of 20 Netcom Shares

“Netcom ADS Deposit Agreement”	:	the Deposit Agreement dated 9 November 2004 entered into between Netcom, the Netcom Depositary and all holders and beneficial owners of Netcom ADSs

“Netcom BVI”	:	China Netcom Group Corporation (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and the immediate controlling shareholder of Netcom

“Netcom Depositary”	:	Citibank, N.A.

“Netcom EGM”	:	the extraordinary general meeting of Netcom to be convened immediately following the Court Meeting for the implementation of the Scheme

“Netcom Group”	:	Netcom and its subsidiaries

“Netcom IBC”	:	the independent board committee of Netcom which has been established to advise the Disinterested Netcom Shareholders and the holders of Netcom ADSs and Netcom Options in respect of the Proposals

“Netcom IFA” or “Rothschild”	:	N M Rothschild & Sons (Hong Kong) Limited, the independent financial adviser to the Netcom IBC

“Netcom Options”	:	outstanding options to acquire Netcom Shares granted under the Netcom Share Option Scheme

“Netcom Parent”	:	China Network Communications Group Corporation, a state-owned enterprise established under the laws of the PRC

“Netcom Share Option Scheme”	:	the Share Option Scheme adopted by Netcom on 30 September 2004, as amended from time to time

“Netcom Shareholders”	:	holders of Netcom Shares

“Netcom Shares”	:	ordinary shares of US$0.04 each in the share capital of Netcom

“New Netcom Shares”	:	the new Netcom Shares to be issued to Unicom pursuant to the Scheme and being the same number as the number of the Scheme Shares cancelled pursuant to the Scheme

“NYSE Rules”	:	the rules of the New York Stock Exchange governing New York Stock Exchange listed companies

“OFTA”	:	the Hong Kong Office of the Telecommunications Authority

“Option Proposal”	:	the proposal to all holders of Netcom Options for the exchange of their outstanding Netcom Options for new Special Unicom Options

“PRC” or “China”	:	the People’s Republic of China

“Proposals”	:	the Share Proposal, the ADS Proposal and the Option Proposal and the conditions thereof, as described in the paragraphs headed “1. The Proposals”, “2. Conditions of the Proposals and the Scheme” and “3. Further Terms of the Proposals” in this Announcement

“Registrar”	:	the Registrar of Companies in Hong Kong

“RMB”	:	Renminbi, the lawful currency of the PRC

“Scheme”	:	a scheme of arrangement under section 166 of the Hong Kong Companies Ordinance involving the cancellation of all the Scheme Shares on the terms, and subject to the conditions, set out in this Announcement and to be set out in the Scheme Document

“Scheme Document”	:	the document to be despatched to all Netcom Shareholders and holders of Netcom ADSs and Netcom Options containing, among other things, details of the Proposals and the Scheme

“Scheme Record Time”	:	5:00 p.m. (Hong Kong time), on the record date for the purpose of determining the entitlements of the Scheme Shareholders under the Scheme, the entitlements of the holders of Netcom ADSs under the ADS Proposal and the entitlements of the holders of Netcom Options under the Option Proposal

“Scheme Shareholders”	:	holders of Scheme Shares

“Scheme Shares”	:	all the Netcom Shares in issue and such further Netcom Shares as may be issued prior to the Scheme Record Time

“SEC”	:	the US Securities and Exchange Commission

“See-Through Price”	:	the “see-through price” of an outstanding Netcom Option determined by deducting the exercise price of the relevant Netcom Option from the value of HK$27.87, being the closing price of each Netcom Share of HK$27.05 on the Hong Kong Stock Exchange on the Last Trading Date and a 3% premium, for each Scheme Share under the Share Proposal

“SFC”	:	the Hong Kong Securities and Futures Commission

“Share Exchange Ratio”	:	the exchange ratio of 1.508 Unicom Shares for each Scheme Share under the Share Proposal

“Share Proposal”	:	the proposal to the Netcom Shareholders for the cancellation of all Scheme Shares pursuant to the Scheme

“SK Telecom”	:	SK Telecom Co., Ltd.

“Special Unicom Options”	:	new options proposed to be granted by Unicom under the Special Purpose Unicom Share Option Scheme to holders of Netcom Options at the Scheme Record Time pursuant to the Option Proposal

“Special Purpose Unicom Share Option Scheme”	:	a share option scheme containing substantially the same terms as the Netcom Share Option Scheme, which is proposed to be adopted by Unicom at the Unicom EGM

“substantial shareholder”	:	has the meaning given to it in the Listing Rules

“Takeovers Code”	:	the Hong Kong Code on Takeovers and Mergers

“Telecommunications Ordinance”	:	the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong)

“Telefonica”	:	Telefonica Internacional, S.A.U.

“trading day”	:	a day on which the Hong Kong Stock Exchange or the New York Stock Exchange (as the case may be) is open for the business of dealings in securities

“Unicom”	:	China Unicom Limited, a company incorporated under the laws of Hong Kong with limited liability, whose Unicom Shares are listed on the Hong Kong Stock Exchange and whose Unicom ADSs are listed on the New York Stock Exchange

“Unicom A Share Company”	:	China United Telecommunications Corporation Limited, a company incorporated under the laws of the PRC, whose shares are listed on the Shanghai Stock Exchange

“Unicom ADSs”	:	ADSs which are issued by the Unicom Depositary and traded on the New York Stock Exchange, each representing ownership of 10 Unicom Shares

“Unicom BVI”	:	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling shareholder of Unicom

“Unicom Depositary”	:	The Bank of New York

“Unicom EGM”	:	the extraordinary general meeting of Unicom referred to in the paragraph headed “14. Unicom EGM and Unicom Circular” in this Announcement

“Unicom Group”	:	Unicom and its subsidiaries

“Unicom Options”	:	outstanding options to acquire Unicom Shares granted under the Unicom Share Option Schemes

“Unicom Parent”	:	China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Unicom Share Option Schemes”	:	the Pre-Global Offering Share Option Scheme and the Share Option Scheme each adopted by Unicom on 1 June 2000, as amended from time to time

“Unicom Shareholders”	:	holders of Unicom Shares

“Unicom Shares”	:	ordinary shares of HK$0.10 each in the share capital of Unicom

“United States” or “US”	:	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

“US Securities Exchange Act”	:	the US Securities Exchange Act of 1934, as amended, including the related rules and regulations promulgated thereunder

“US GAAP”	:	generally accepted accounting principles in the United States

“US Securities Act”	:	the US Securities Act of 1933, as amended, including the related rules and regulations promulgated thereunder

“US$”	:	United States dollars, the lawful currency of the United States

“Very Substantial Acquisition”	:	the very substantial acquisition referred to in the paragraph headed “10. Possible Very Substantial Acquisition, Allotment of New Unicom Shares and Adoption of Special Purpose Unicom Share Option Scheme” in this Announcement

This Announcement contains translations between Renminbi and Hong Kong dollar amounts at RMB0.890 = HK$1.00, being the exchange rate prevailing on 30 May 2008. The translations should not be taken as a representation that the Renminbi could actually be converted into Hong Kong dollars at that rate or at all.

By order of the board of	By order of the board of
China Unicom Limited	China Netcom Group Corporation
Mr. Chang Xiaobing	(Hong Kong) Limited
Chairman	Mr. Zuo Xunsheng
Chairman
Hong Kong, 2 June 2008
As at the date of this Announcement, the board of directors of Unicom comprises Mr. Chang Xiaobing, Mr. Tong Jilu, Li Gang and Mr. Zhang Junan as executive directors, Mr. Lu Jianguo and Mr. Lee Suk Hwan as non-executive directors and Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming as independent non-executive directors. The directors of Unicom jointly and severally accept full responsibility for the accuracy of the information contained in this Announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this Announcement have been arrived at after due and careful consideration and there are no other facts not contained in this Announcement the omission of which would make any of the statements in this Announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) misleading.
As at the date of this Announcement, the board of directors of Netcom comprises Mr. Zuo Xunsheng, Ms. Li Jianguo and Mr. Li Fushen as executive directors, Mr. Yan Yixun, Mr. Cesareo Alierta Izuel and Mr. José María Á lvarez-Pallete as non-executive directors and Mr. John Lawson Thornton, Dr. Qian Yingyi, Mr. Hou Ziqiang and Mr. Timpson Chung Shui Ming as independent non-executive directors. The directors of Netcom jointly and severally accept full responsibility for the accuracy of the information contained in this Announcement (in relation to the information relating to the Netcom Group, Netcom Parent and Netcom BVI only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this Announcement have been arrived at after due and careful consideration and there are no other facts not contained in this Announcement the omission of which would make any of the statements relating to the Netcom Group, Netcom Parent and Netcom BVI in this Announcement misleading.
In accordance with Rule 3.8 of the Takeovers Code, associates of Unicom and Netcom are hereby reminded to disclose their dealings in Netcom Shares and Unicom Shares pursuant to the requirements of the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:
“Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than HK$1 million. This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved. Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”